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                                                                     EXHIBIT 5.2


INTERNAL REVENUE SERVICE                   DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201

Date: Feb 17, 1998                         Employer Identification Number:
                                                88-0340691
                                           DLN:
                                                17007273083007
ITT CORP                                   Person to Contact:
1330 AVENUE OF THE AMERICAS                     CINDY PERRY
NEW YORK, NY 10019-5490                         (513) 241-8199
                                           Plan Name:
                                             ITT CORP 401(K) RETIREMENT SAVINGS
                                             PLAN
                                           Plan Number: 003


Dear Applicant:

      We have made a favorable determination on your plans identified above based on the information supplied. Please keep this letter in your permanent records.

      Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plans and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated 2/11/98. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

      This determination letter is applicable for the amendment(s) adopted on 7/23/96.

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

      This plan satisfies the nondiscrimination in amount requirements of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-1(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plans, coverage group consists of those employees treated as currently benefitting for purposes of
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demonstrating that the plan satisfies the minimum coverage requirements section
410(b) of the Code.

      Except as otherwise specified, this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-103 other than the requirements of Code Section 401(a)(26).

      Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

      This letter considers the amendments required by the Tax Reform Act of 1986, except as otherwise specified in this letter.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,


                              /s/ PAUL M. HARRINGTON
                              -----------------------------
                              Paul M. Harrington
                              District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans